Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2018

Company to Host Quarterly Conference Call at 5:00 P.M. ET on August 1, 2018

St. Petersburg, FL - August 1, 2018: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2018.

($ in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30
	2018	2017	Change	2018	2017	Change
Gross premiums written	$384,662	$352,347	9.2%	$664,279	$521,189	27.5%
Gross premiums earned	$289,641	$261,584	10.7%	$568,591	$443,649	28.2%
Net premiums earned	$171,306	$159,618	7.3%	$336,206	$266,801	26.0%
Total revenues	$183,148	$178,073	2.8%	$355,201	$300,706	18.1%
Earnings before income tax	$19,332	$12,650	52.8%	$31,047	$18,588	67.0%
Net income	$14,701	$7,257	102.6%	$23,069	$11,156	106.8%
Net income per diluted share	$0.34	$0.17	100.0%	$0.54	$0.35	54.3%

Reconciliation of net income to core income:
Plus: Merger expenses	$—	$6,743	(100.0)%	$—	$6,894	(100.0)%
Plus: Non-cash amortization of intangible assets	$1,972	$11,395	(82.7)%	$12,386	$13,189	(6.1)%
Less: Realized losses on investment portfolio	$(438)	$(132)	231.8%	$(227)	$(483)	53.0%
Less: Unrealized gains (losses) on equity securities	$1,381	$—	100.0%	$(1,063)	$—	(100.0)%
Less: Net tax impact(1)	$257	$6,395	(96.0)%	$3,419	$7,198	(52.5)%
Core income(2)	$15,473	$19,133	(19.1)%	$33,326	$24,524	35.9%
Core income per diluted share(2)	$0.36	$0.46	(21.7)%	$0.78	$0.77	1.3%

Book value per share				$12.72	$12.39	2.7%
(1) In order to reconcile net income to the core income measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"This was a solid quarter for UPC," said John Forney, President & CEO of UPC Insurance. "We continued to show strong and balanced organic growth across our geographic footprint, and produced record levels of written and earned premium for the quarter. On the loss side, despite retaining over $17 million of catastrophe losses, we posted our best Q2 earnings performance ever, and the second best earnings of any quarter in company history, behind only last year's Q4, when we retained only $1.3 million in catastrophe losses. I'm proud of the progress we are making, and excited for the rest of the year."

Return on Equity and Core Return on Equity

Return on equity is a ratio the Company calculates by dividing annualized net income for the trailing three months by the average stockholders' equity for the trailing twelve months. Core return on equity (see calculation below) is a ratio calculated using non-GAAP measures. It is calculated by dividing the annualized core income for the trailing three months by the average stockholders’ equity for the trailing twelve months. Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The table above reconciles core income to net income, the most directly comparable GAAP measure.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$14,701	$7,257	$23,069	$11,156
Return on equity based on GAAP net income (loss) (1)	11.1%	9.1%	8.7%	7.0%

Core income	$15,473	$19,133	$33,326	$24,524
Core return on equity (1)	11.7%	24.1%	12.4%	15.4%
(1) Return on equity for the three and six months ended June 30, 2018 and 2017 is calculated on an annualized basis.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	Change		2018	2017	Change
Loss ratio, net(1)	51.7%	54.5%	(2.8	) pts	49.3%	56.3%	(7.0	) pts
Expense ratio, net(2)	42.5%	48.7%	(6.2	) pts	45.7%	48.9%	(3.2	) pts
Combined ratio (CR)(3)	94.2%	103.2%	(9.0	) pts	95.0%	105.2%	(10.2	) pts
Effect of current year catastrophe losses on CR	10.1%	13.7%	(3.6	) pts	7.0%	12.1%	(5.1	) pts
Effect of prior year unfavorable (favorable) development on CR	(0.5)%	(0.8)%	0.3	pts	(0.5)%	(0.7)%	0.2	pts
Effect of ceding commission income on CR (4)	—%	6.6%	(6.6	) pts	—%	7.5%	(7.5	) pts
Underlying combined ratio(5)	84.6%	83.7%	0.9	pts	88.5%	86.3%	2.2	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) For the six months ended June 30, 2018, the Company presented $20.7 million of ceding commissions earned as a $4.5 million decrease to ceded earned premium and a $16.2 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying combined ratio. For the three months ended June 30, 2018, the Company presented $10.4 million of ceding commissions earned as a $2.3 million decrease to ceded earned premium and an $8.1 million decrease in policy acquisition costs.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net income for the second quarter of 2018 was $14.7 million, or $0.34 per diluted share, compared to net income of $7.3 million, or $0.17 per diluted share, for the second quarter of 2017. The increase in net income was primarily due to the increase in gross premiums earned and the decrease in amortization and merger expenses during the second quarter of 2018 compared to the second quarter of 2017.

The Company's total gross written premium increased by $32.3 million, or 9.2%, to $384.7 million for the second quarter of 2018 from $352.3 million for the second quarter of 2017, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2018	2017	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$204,885	$199,736	$5,149	2.6%
Gulf	59,022	56,622	2,400	4.2
Northeast	47,346	40,842	6,504	15.9
Southeast	28,433	25,088	3,345	13.3
Total direct written premium by region	339,686	322,288	17,398	5.4%
Assumed premium (2)	44,976	30,059	14,917	49.6
Total gross written premium by region	$384,662	$352,347	$32,315	9.2%

Gross Written Premium by Line of Business
Personal property	$256,910	$235,132	$21,778	9.3%
Commercial property	127,752	117,215	10,537	9.0
Total gross written premium by line of business	$384,662	$352,347	$32,315	9.2%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2018 is primarily commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $1.7 million, or 1.9%, to $88.6 million for the second quarter of 2018 from $86.9 million for the second quarter of 2017. Loss and LAE expense as a percentage of net earned premiums decreased 2.8 points to 51.7% for the second quarter of 2018, compared to 54.5% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter of 2018 would have been 24.9%, a decrease of 0.5 points from 25.4% during the second quarter of 2017.

Policy acquisition costs increased by $7.1 million, or 16.5%, to $50.5 million for the second quarter of 2018 from $43.3 million for the second quarter of 2017. The primary driver of the increase in costs was the managing general agent fees related to AmCo commercial premiums along with agent commissions which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $3.4 million, or 54.7%, to $9.7 million for the second quarter of 2018 from $6.3 million for the second quarter of 2017, primarily due to increased costs related to incurred expenses for software tools and agent incentive costs.

General and administrative expenses decreased by $(15.5) million, or (55.1)%, to $12.6 million for the second quarter of 2018 from $28.2 million for the second quarter of 2017, primarily due to amortization costs related to the merger with AmCo during the second quarter of 2017 that were fully expensed at the end of the first quarter of 2018 as well as merger expenses that were incurred during the second quarter of 2017.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	Change		2018	2017	Change
Loss and LAE	$88,595	$86,938	$1,657		$165,841	$150,271	$15,570
% of Gross earned premiums	30.6%	33.2%	(2.6	) pts	29.2%	33.9%	(4.7	) pts
% of Net earned premiums	51.7%	54.5%	(2.8	) pts	49.3%	56.3%	(7.0	) pts
Less:
Current year catastrophe losses	$17,340	$21,798	$(4,458)		$23,657	$32,410	$(8,753)
Prior year reserve unfavorable (favorable) development	(870)	(1,264)	394		(1,551)	(1,790)	239
Underlying loss and LAE (1)	$72,125	$66,404	$5,721		$143,735	$119,651	$24,084
% of Gross earned premiums	24.9%	25.4%	(0.5	) pts	25.3%	27.0%	(1.7	) pts
% of Net earned premiums	42.1%	41.6%	0.5	pts	42.8%	44.8%	(2.0	) pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	Change		2018	2017	Change
Policy acquisition costs	$50,454	$43,320	$7,134		$99,516	$78,756	$20,760
Operating and underwriting	9,682	6,257	3,425		18,000	12,129	5,871
General and administrative	12,643	28,176	(15,533)		35,968	39,509	(3,541)
Total Operating Expenses	$72,779	$77,753	$(4,974)		$153,484	$130,394	$23,090
% of Gross earned premiums	25.1%	29.7%	(4.6	) pts	27.0%	29.4%	(2.4	) pts
% of Net earned premiums	42.5%	48.7%	(6.2	) pts	45.7%	48.9%	(3.2	) pts
Less:
Ceding commission income (1)	$—	$10,562	$(10,562)		$—	$20,094	$(20,094)
Underlying expense (2)	$72,779	$67,191	$5,588		$153,484	$110,300	$43,184
% of Gross earned premiums	25.1%	25.7%	(0.6	) pts	27.0%	24.9%	2.1	pts
% of Net earned premiums	42.5%	42.1%	0.4	pts	45.7%	41.5%	4.2	pts
(1) For the six months ended June 30, 2018, the Company presented $20.7 million of ceding commissions earned as a $4.5 million decrease to ceded earned premium and a $16.2 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying expense ratio. For the three months ended June 30, 2018, the Company presented $10.4 million of ceding commissions earned as a $2.3 million decrease to ceded earned premium and an $8.1 million decrease in policy acquisition costs.
(2) Underlying expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2018 were 38.8% of gross premiums earned, compared to 37.1% of gross premiums earned for the second quarter of 2017. The increase in this ratio was driven primarily by the increased coverage purchased for our 2018-19 combined catastrophe reinsurance program.

Investment Portfolio Highlights

The Company's cash and investment holdings increased to $1.2 billion at June 30, 2018 compared to $1.1 billion at December 31, 2017. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 90.3% of total investments at June 30, 2018 compared to 89.3% at December 31, 2017. At June 30, 2018 the modified duration was 3.8 years compared to 3.9 years at December 31, 2017.

Book Value Analysis

Book value per share increased 1.3% from $12.56 at December 31, 2017 to $12.72 at June 30, 2018, and underlying book value per share increased 5.2% from $12.35 at December 31, 2017 to $12.99 at June 30, 2018. An increase in the Company's retained earnings drove the increase in our book value per share. Removing the effect of the decrease in accumulated other comprehensive income, as shown in the table below, also impacted our underlying book value per share.

($ in thousands, except for per share data)	June 30,	December 31,
	2018	2017
Book Value per Share
Numerator:
Common stockholders' equity	$544,734	$537,125
Denominator:
Total Shares Outstanding	42,822,187	42,753,054
Book Value Per Common Share	$12.72	$12.56

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity	$544,734	$537,125
Accumulated other comprehensive income	(11,493)	9,221
Stockholders' Equity, excluding AOCI	$556,227	$527,904
Denominator:
Total Shares Outstanding	42,822,187	42,753,054
Underlying Book Value Per Common Share(1)	$12.99	$12.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Operating expenses excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement, merger expenses and amortization of intangibles. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is operating expenses. The underlying expense measure should not be considered a substitute for the expense ratio and does not reflect the overall profitability of the Company's business.

Net Income excluding the effects of merger expenses, non-cash amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding merger expenses and non-cash amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Merger expenses relate to professional fees associated with the AmCo merger in the second quarter of 2017. Amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    August 1, 2018 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations - News & Market Data - Event Calendar) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q2-2018. An archive of the webcast will be available for a limited period of time thereafter.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
(unaudited)
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUE:
Gross premiums written	$384,662	$352,347	$664,279	$521,189
Change in gross unearned premiums	(95,021)	(90,763)	(95,688)	(77,540)
Gross premiums earned	289,641	261,584	568,591	443,649
Ceded premiums earned	(118,335)	(101,966)	(232,385)	(176,848)
Net premiums earned	171,306	159,618	336,206	266,801
Investment income	7,091	4,637	12,777	7,588
Net realized investment losses	(438)	(132)	(227)	(483)
Net unrealized gains (losses) on equity securities	1,381	—	(1,063)	—
Other revenue	3,808	13,950	7,508	26,800
Total revenues	$183,148	$178,073	$355,201	$300,706
EXPENSES:
Losses and loss adjustment expenses	88,595	86,938	165,841	150,271
Policy acquisition costs	50,454	43,320	99,516	78,756
Operating expenses	9,682	6,257	18,000	12,129
General and administrative expenses	12,643	28,176	35,968	39,509
Interest expense	2,458	752	4,916	1,511
Total expenses	163,832	165,443	324,241	282,176
Income before other income	19,316	12,630	30,960	18,530
Other income	16	20	87	58
Income before income taxes	19,332	12,650	31,047	18,588
Provision for income taxes	4,631	5,393	7,978	7,432
Net income	$14,701	$7,257	$23,069	$11,156
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(3,968)	4,106	(27,352)	7,837
Reclassification adjustment for net realized investment losses	438	132	227	483
Income tax benefit (expense) related to items of other comprehensive income	488	(1,615)	6,411	(3,157)
Total comprehensive income	$11,659	$9,880	$2,355	$16,319

Weighted average shares outstanding
Basic	42,648,660	41,799,041	42,615,484	31,691,267
Diluted	42,790,346	42,028,013	42,769,602	31,914,559

Earnings per share
Basic	$0.34	$0.17	$0.54	$0.35
Diluted	$0.34	$0.17	$0.54	$0.35

Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Consolidated Balance Sheets
(unaudited)
In thousands, except share amounts

	June 30, 2018	December 31, 2017
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$848,882	$762,855
Equity securities	83,345	63,295
Other investments	8,242	8,381
Portfolio loans	—	20,000
Total investments	$940,469	$854,531
Cash and cash equivalents	208,675	229,556
Restricted cash	33,526	46,719
Accrued investment income	6,181	5,577
Property and equipment, net	17,742	17,291
Premiums receivable, net	116,894	75,275
Reinsurance recoverable on paid and unpaid losses	369,651	395,774
Prepaid reinsurance premiums	395,819	201,904
Goodwill	73,045	73,045
Deferred policy acquisition costs	109,601	103,882
Intangible assets	34,081	45,271
Other assets	11,978	11,096
Total Assets	$2,317,662	$2,059,921
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$432,431	$482,232
Unearned premiums	651,561	555,873
Reinsurance payable	374,499	149,117
Payments outstanding	43,443	41,786
Accounts payable and accrued expenses	56,069	46,594
Other liabilities	54,207	85,830
Notes payable	160,718	161,364
Total Liabilities	$1,772,928	$1,522,796
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,034,270 and 42,822,187 issued; 42,822,187 and 42,573,054 outstanding, respectively	4	4
Additional paid-in capital	388,193	387,145
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	(11,493)	9,221
Retained earnings	168,461	141,186
Total Stockholders' Equity	$544,734	$537,125
Total Liabilities and Stockholders' Equity	$2,317,662	$2,059,921